Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Christine Reel AVP Enterprises, Inc. 713.419.1236
MITCHAM ANNOUNCES RECORD NET INCOME
IN FISCAL 2006
HUNTSVILLE, Texas — April 18, 2006 — Mitcham Industries, Inc. (NASDAQ: MIND) today reported that for its fiscal year ended January 31, 2006 net income from continuing operations before taxes increased 239% to a record $7.9 million, or $0.80 per diluted share, as compared to net income from continuing operations before taxes of $2.3 million, or $0.25 per diluted share, in the prior year. With the inclusion of a tax benefit of $3.0 million from the reduction of our tax valuation allowance, the Company recorded net income for the year of $10.9 million, or $1.10 per diluted share, as compared to $2.1 million, or $0.23 per diluted share, for the prior year.
Revenues for fiscal 2006 increased $8.2 million to $34.6 million, up 31% from revenues of $26.4 million in the prior year. Revenue growth reflected both a $5.0 million, or 29%, increase in leasing revenue and a $3.2 million, or 34%, increase in equipment sales.
For the fourth quarter ended January 31, 2006, the Company recorded net income from continuing operations before taxes of $1.6 million, or $0.16 per diluted share, as compared to $1.4 million, or $0.15 per diluted share, for the corresponding period in the prior year. With the inclusion of the tax benefit of $3.0 million, the Company recorded net income for the quarter of $4.6 million, or $0.45 per diluted share, as compared to $1.4 million, or $0.15 per diluted share, for last year’s fourth quarter.
Billy F. Mitcham, Jr., President and CEO said, “Our core leasing activity was extremely strong throughout fiscal 2006 reflecting not just an overall increase in seismic exploration activity, but also the growing demand for higher resolution data, larger surveys and more rapid completion of surveys which requires contractors to use data acquisition systems with a greater number of recording channels.”
“We also took two important steps this past year as part of our strategy to continue to expand our international operations. In July, we acquired Seamap International Holdings Pte Ltd. (“Seamap”),” said Mr. Mitcham. “Our seismic equipment sales increased $3.2 million in fiscal 2006 to $12.5 million, largely as the result of Seamap’s equipment sales, which primarily consisted of its GunLink seismic source acquisition and control systems and its BuoyLink GPS tracking system.”
“In November, we established Mitcham Seismic Eurasia LLC (“MSE”) in Ufa, Bashkortostan, Russia. MSE has ramped up operations quickly and we expect this new subsidiary to lease seismic equipment and provide technical support in the rapidly growing Russian, CIS and Eurasian markets,” Mr. Mitcham said.
“Both of these new operations build on our international presence and complement the contributions of other subsidiaries, Seismic Asia Pacific Pty Ltd. based in Australia,
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and Mitcham Canada Ltd., both of which contributed to the strength of our results this year,” said Mr. Mitcham.
“In fiscal 2006, we also increased our capital expenditures on lease pool equipment by 50% to $9.0 million and at year-end had approximately 40,100 seismic recording channels in our equipment lease pool,” said Mr. Mitcham. As we enter fiscal 2007, fundamentals within the seismic sector continue to improve and seismic leasing activity remains strong. We have excellent key supplier agreements in place and intend to continue to expand our equipment lease pool opportunistically. We believe we have made substantial progress toward our goals and will continue to expand our operations to achieve our overall objective of providing our shareholders with strong returns on capital employed,” Mr. Mitcham concluded.
About Mitcham Industries
Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Russia, Singapore and the United Kingdom; and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.
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MITCHAM INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2006	2005	2006	2005
	(unaudited)
Revenues:
Equipment leasing	$4,436	$4,359	$22,104	$17,086
Lease pool equipment sales	2,363	261	5,218	6,282
Other equipment sales	3,335	$2,411	7,267	3,000

Total revenues	10,134	7,031	34,589	26,368

Costs and expenses:
Direct costs — equipment leasing	733	294	2,907	1,644
Direct costs — lease pool depreciation	2,011	2,417	8,309	10,359
Cost of equipment sales	1,424	1,168	4,080	2,043
Cost of lease pool equipment sales	534	86	950	2,583
General and administrative	2,948	1,550	9,437	6,969
Provision (benefit) for doubtful accounts	27	33	188	155
Depreciation and amortization	362	67	649	237
Impairment of assets	617	—	617	—

Total costs and expenses	8,656	5,615	27,137	23,990

Operating income	1,478	1,416	7,452	2,378
Other income (expense):
Interest, net	142	21	422	(71)
Other, net	15	3	17	19

Total other income (expense)	157	24	439	(52)

Income from continuing operations before income taxes	1,635	1,440	7,891	2,326

Provision (benefit) for income taxes	(2,989)	13	(2,964)	277

Income from continuing operations	4,624	1,427	10,855	2,049
Income from discontinued operations	—	—	—	80

Net income	$4,624	$1,427	$10,855	$2,129

Income per common share from continuing operations:
Basic	$0.50	$0.16	$1.19	$0.23
Diluted	$0.45	$0.15	$1.10	$0.22
Income per common share from discontinued operations:
Basic and diluted	—	$—	$—	$0.01
Net income per common share — basic	$0.50	$0.16	$1.19	$0.24
Net income per common share — diluted	$0.45	$0.15	$1.10	$0.23

Shares used in computing income per common share
Basic	9,318,000	8,924,000	9,126,000	8,849,000
Dilutive effect of common stock equivalents	866,000	620,000	718,000	455,000

Diluted	10,184,000	9,544,000	9,844,000	9,304,000

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MITCHAM INDUSTRIES, INC
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$16,426	$13,138
Short-term investments	2,550	—
Accounts receivable, net of allowance for doubtful accounts of $1,125 and $723 at January 31, 2006 and 2005, respectively	5,793	6,021
Current portion of notes receivable, net of allowance for doubtful notes of $48 and $286 at January 31, 2006 and 2005, respectively	2,734	1,192
Inventories, net of allowance for obsolescence of $62	1,155	—
Prepaid expenses and other current assets	717	705
Current assets of discontinued operations	366	393

Total current assets	29,741	21,449
Seismic equipment lease pool and property and equipment	79,023	74,792
Accumulated depreciation of seismic equipment and property and equipment	(59,099)	(55,067)
Long-term assets of discontinued operations	—	216
Intangible assets, net of amortization of $266	2,584	—
Goodwill	2,358	—
Deferred tax asset	3,000	—
Other assets	13	5

Total assets	$57,620	$41,395

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,436	$4,893
Current maturities — long-term debt	—	918
Income taxes payable	286	284
Deferred revenue	381	652
Wages payable	383	299
Current liabilities of discontinued operations	10	14
Accrued expenses and other current liabilities	1,673	458

Total current liabilities	7,169	7,518
Long-term debt	3,000	—

Total liabilities	10,169	7,518
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,360 and 9,894 shares issued, respectively	104	99
Additional paid-in capital	64,404	62,702
Treasury stock, at cost (915 shares)	(4,686)	(4,686)
Deferred compensation	(8)	(94)
Accumulated deficit	(15,427)	(26,282)
Accumulated other comprehensive income	3,064	2,138

Total shareholders’ equity	47,451	33,877

Total liabilities and shareholders’ equity	$57,620	$41,395

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